Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Joan Wainwright	Keith Kolstrom
	610-893-9500 Office	610-893-9551 Office
	joan.wainwright@te.com	keith.kolstrom@te.com
Matt Vergare
610-893-9442 Office
matthew.vergare@te.com

TYCO ELECTRONICS REPORTS STRONG FISCAL FIRST QUARTER

AND RAISES FULL YEAR OUTLOOK

First Quarter Results

•      Net Sales of $3.2 Billion, Up 11 Percent Year-Over-Year

•      GAAP EPS of $0.60; Adjusted EPS of $0.73, Up 55 Percent From $0.47 in Prior Year

•      ADC Acquisition Closed on December 8, 2010

Outlook

•      Second Quarter:

•                  Sales of $3.45 to $3.55 Billion; Up 17 to 20 Percent From Prior Year

•                  Adjusted EPS of $0.70 to $0.74; Up 9 to 16 Percent From Prior Year

•      Full Year:

•                  Sales of $13.9 to $14.3 Billion; Up 15 to 18 Percent From Prior Year

•                  Adjusted EPS of $3.05 to $3.20; Up 20 to 26 Percent From Prior Year

•                  Full Year Free Cash Flow Expected to be in Excess of $1.2 Billion, Excluding ADC Acquisition-Related Spending

SCHAFFHAUSEN, Switzerland — Jan. 20, 2011 — Tyco Electronics Ltd. (NYSE: TEL) today reported results for the fiscal first quarter ended Dec. 24, 2010.  The company reported a net sales increase of 11 percent year-over-year, and 2 percent sequentially, to $3.2 billion.  Earnings Per Share from Continuing Operations (GAAP EPS) were $0.60 for the quarter, compared to $0.37 in the prior-year period.  Included in the GAAP EPS were $0.13 per share of ADC acquisition-related charges and $0.01 per share of restructuring charges.  This compares to $0.10 per share of restructuring charges in the prior-year quarter.  Adjusted EPS were $0.73 in the quarter, up 55 percent compared to $0.47 in the prior-year quarter.  In the fiscal first quarter, the acquisition of ADC contributed $51 million of revenues and had no impact on adjusted EPS.

“We are off to a good start to our fiscal year with strong first quarter results and the completion of the acquisition of ADC in December,” said Tyco Electronics Chief Executive Officer Tom Lynch.  “Sales were up 11 percent and adjusted EPS of $0.73 were up 55 percent over the prior year.  Orders grew 7 percent in the quarter and our book-to-bill ratio was 1.03, excluding our SubCom business, reflecting strength across most of our end markets. We are excited about completing the acquisition of ADC, which positions TE as a world leader in the rapidly expanding broadband connectivity market.”

RAISING 2011 OUTLOOK

“For the full year, we expect revenue growth of 15 to 18 percent and adjusted EPS growth of 20 to 26 percent,” Lynch said.  “The sales growth reflects approximately $1 billion related to the ADC acquisition and the continued momentum we expect in the majority of the end markets we serve, especially automotive, energy, and telecom.  We have increased our full year adjusted EPS outlook to reflect the accretion of the ADC acquisition and our strong first quarter performance.”

For the second quarter, the company expects net sales of $3.45 to $3.55 billion, an increase of 17 to 20 percent over the prior-year period.  GAAP EPS are expected to be $0.60 to $0.64, including ADC acquisition-related charges of $0.10.  Adjusted EPS are expected to be $0.70 to $0.74, up 9 to 16 percent compared to adjusted EPS of $0.64 in the prior-year period.  Approximately $280 million of the expected sales growth and $0.02 per share of adjusted EPS is due to the impact of the ADC acquisition.

For the full fiscal year, which includes 53 weeks in 2011, the company expects sales of $13.9 to $14.3 billion, an increase of 15 to 18 percent over the prior year.  GAAP EPS are expected to be $2.75 to $2.90, including acquisition-related and restructuring charges of approximately $0.30 per share.  Adjusted EPS are expected to be $3.05 to $3.20, up 20 to 26 percent compared to adjusted EPS of $2.54 in the prior-year period.  Approximately $1.0 billion of the expected growth and $0.12 per share of adjusted EPS is due to the impact of the ADC acquisition.  Approximately $240 million of the expected growth and $0.05 per share of EPS is due to the impact of the additional week in 2011.

This outlook assumes current foreign exchange and commodity rates.

Information about Tyco Electronics’ use of non-GAAP financial measures is described at the end of this press release.  For a reconciliation of these non-GAAP financial measures, see the attached tables.

FISCAL FIRST QUARTER 2011 RESULTS

All dollar amounts are pre-tax and stated in millions.

				% Change	% Change
($ in millions)	Dec. 24, 2010	Sept. 24, 2010	Dec. 25, 2009	Sequential	YoY
Net Sales	$3,200	$3,137	$2,892	2%	11%
Operating Income	$400	$382	$269	5%	49%
Restructuring and Other Charges	$(4)	$(56)	$(63)
Acquisition Related Charges	$(59)	$(8)	$0
Adjusted Operating Income	$463	$446	$332	4%	39%
Operating Margin	12.5%	12.2%	9.3%
Adjusted Operating Margin	14.5%	14.2%	11.5%

Sales grew 11 percent compared to the prior-year quarter and 2 percent sequentially.  Organically, sales increased 11 percent compared to the prior year and were down 2 percent sequentially.  By segment, and on an organic basis, sales in the Transportation Connectivity segment were up 16 percent compared to the prior year, driven primarily by continued growth in automotive production and increased content.  Sales in the Communications and Industrial Solutions segment were up 13 percent compared to the prior year due to broad-based growth across most end markets.  Sales were up 2 percent compared to the prior year in the Network Solutions segment driven by improvement in all end markets, excluding our SubCom business.

The adjusted operating margin was 14.5 percent in the quarter, up 300 basis points versus the prior year and up 30 basis points sequentially.

CASH FLOW

Cash from continuing operations was $154 million during the quarter.  Free cash flow was $45 million, including $35 million of ADC acquisition-related cash expenditures.  The company expects free cash flow in excess of $1.2 billion in fiscal 2011, excluding the estimated $105 million of cash expenditures related to the ADC acquisition.

ORDERS

Total company orders were $3.2 billion, an increase of 7 percent compared to the prior year and up 7 percent sequentially.  The book-to-bill ratio was 0.99 overall and 1.03, excluding the SubCom business.

ADDITIONAL ITEMS

•                  During the quarter, the company issued $250 million aggregate principal amount of 4.875% Senior Notes due 2021.  In addition, the company commenced offers to purchase $650 million of outstanding ADC debt.

•                  At the company’s Annual General Meeting of Shareholders in March 2011, shareholders will be asked to approve a recommendation to increase the quarterly dividend by 12.5 percent to $0.18 per share for the four fiscal quarters beginning with the third quarter of 2011.

ABOUT TYCO ELECTRONICS (TE)

Tyco Electronics Ltd. is a global technology company with fiscal 2010 sales of US$12.1 billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems; consumer electronics; telecommunications; aerospace, defense and marine; medical; energy; and lighting. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, we are a recognized leader in many of the industries we serve. More information on TE can be found at www.te.com.

CONFERENCE CALL AND WEBCAST

• The company will hold a conference call for investors today beginning at 8:30 a.m. EST.

• Internet users will be able to access the company’s earnings webcast, including slide materials, at the “Investors” section of Tyco Electronics’ website: http://investors.te.com.

• For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 288-8976. The telephone dial-in number for participants outside the United States is (612) 332-0636.

• An audio replay of the conference call will be available beginning at 10:30 a.m. on Jan. 20, 2011 and ending at 11:59 p.m. on Jan. 27, 2011. The dial-in number for participants in the United States is (800) 475-6701.  For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 170757.

NON-GAAP MEASURES

“Organic Sales Growth,” “Adjusted Operating Income,” “Adjusted Operating Margin,” “Adjusted Other Income, Net,” “Adjusted Income Tax Expense,” “Adjusted Income from Continuing Operations,”  “Adjusted Earnings Per Share,” and “Free Cash Flow” (FCF) are non-GAAP measures and should not be considered replacements for GAAP results.

“Organic Sales Growth” is a useful measure used by the company to measure the underlying results and trends in the business.  The difference between reported net sales growth (the most comparable GAAP measure) and Organic Sales Growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures.  Organic Sales Growth is a useful measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity.  The limitation of this measure is that it excludes items that have an impact on the company’s sales.  This limitation is best addressed by using organic sales growth in combination with the GAAP results. See the accompanying tables to this release for the reconciliation presenting the components of Organic Sales Growth.

The company has presented its operating income before special items including charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, and other income or charges (“Adjusted Operating Income”).  The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions.  It is also a significant component in the company’s incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it better reflects the company’s underlying operating results, trends, and the comparability of these results between periods.  The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, and other income or charges that may mask the underlying operating results and/or business trends.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company has presented its operating margin before special items including charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, and other income or charges (“Adjusted Operating Margin”).  The company presents Adjusted Operating Margin before special items to give investors a perspective on the underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the company’s financial statements, it is difficult to include the impact of those items in the forecast.

The company has presented other income, net before special items including tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items (“Adjusted Other Income, Net”). The company presents Adjusted Other Income, Net as it believes that it is appropriate for investors to consider results excluding these items in addition to its results in accordance with GAAP. The difference between Adjusted Other Income, Net and other income, net (the most comparable GAAP measure) consists of tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease other income, net. This limitation is best addressed by using Adjusted Other Income, Net in combination with other income, net (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease in reported amounts.

The company has presented income tax expense after adjusting for the tax effect of special items including charges related to restructuring and other charges, acquisition related charges, other income or charges, and certain significant special tax items (“Adjusted Income Tax Expense”).  The company presents Adjusted Income Tax Expense to provide investors further information regarding the tax effects of adjustments used in determining the non-GAAP financial measure Adjusted Income from Continuing Operations (as defined below).  The difference between Adjusted Income Tax Expense and income tax expense (the most comparable GAAP measure) is the tax effect of adjusting items and certain significant special tax items.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease income tax expense. This limitation is best addressed by using

Adjusted Income Tax Expense in combination with income tax expense (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease in reported amounts.

The company has presented income from continuing operations attributable to Tyco Electronics Ltd. before special items including charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items, certain significant special tax items, other income or charges, and, if applicable, related tax effects (“Adjusted Income from Continuing Operations”).  The company presents Adjusted Income from Continuing Operations as it believes that it is appropriate for investors to consider results excluding these items in addition to its results in accordance with GAAP.  Adjusted Income from Continuing Operations provides additional information regarding the company’s underlying operating results, trends and the comparability of these results between periods.  The difference between Adjusted Income from Continuing Operations and income from continuing operations attributable to Tyco Electronics Ltd. (the most comparable GAAP measure) consists of the impact of charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items, certain significant special tax items, other income or charges, and, if applicable, related tax effects.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported results. This limitation is best addressed by using Adjusted Income from Continuing Operations in combination with income from continuing operations attributable to Tyco Electronics Ltd. (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease in reported amounts.

The company has presented diluted earnings per share from continuing operations attributable to Tyco Electronics Ltd. before special items, including charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items, certain significant special tax items, other income or charges, and, if applicable, related tax effects (“Adjusted Earnings Per Share”). The company presents Adjusted Earnings Per Share because it believes that it is appropriate for investors to consider results excluding these items in addition to its results in accordance with GAAP.  The company believes such a measure provides a picture of its results that is more comparable among periods since it excludes the impact of special items, which may recur, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. This limitation is best addressed by using Adjusted Earnings Per Share in combination with diluted earnings per share from continuing operations attributable to Tyco Electronics Ltd. (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

“Free Cash Flow” (FCF) is a useful measure of the company’s cash generation which is free from any significant existing obligation.  The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and investors to gain insight into the amount that management employs to measure cash that is free from any significant existing obligation.  The difference reflects the impact from:

•                  net capital expenditures,

•                  voluntary pension contributions, and

•                  cash impact of special items.

Net capital expenditures are subtracted because they represent long-term commitments.  Voluntary pension contributions are subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  The company forecasts its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any such future contributions.  In addition, the company’s forecast excludes the cash impact of special items because the company cannot predict the amount and timing of such items.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow results.

FCF as presented herein may not be comparable to similarly-titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.  See the accompanying tables to this release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

Because the company does not predict the amount and timing of special items that might occur in the future, and its forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, the company does not provide reconciliations to GAAP of its forward-looking financial measures.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  The forward-looking statements in this release include statements addressing our future financial condition and operating results. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; future goodwill impairment; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; political, economic and military instability in countries in which we operate; compliance with current and future environmental and other laws and regulations; the possible effects on us of changes in tax laws, tax treaties and other legislation; the risk that ADC will not be integrated successfully into Tyco Electronics; and the risk that revenue opportunities, cost savings and other anticipated synergies from the transaction may not be fully realized or may take longer to realize than expected. More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K for the fiscal year ended Sept. 24, 2010, as well as in Tyco Electronics’ Current Reports on Form 8-K and other reports filed by Tyco Electronics with the Securities and Exchange Commission.

# # #

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarters Ended
	December 24,	December 25,
	2010	2009
	(in millions, except per share data)

Net sales	$3,200	$2,892
Cost of sales	2,179	2,051
Gross margin	1,021	841
Selling, general, and administrative expenses	402	368
Research, development, and engineering expenses	163	138
Acquisition and integration costs	17	—
Restructuring and other charges, net	39	66
Operating income	400	269
Interest income	5	4
Interest expense	(35)	(39)
Other income, net	12	8
Income from continuing operations before income taxes	382	242
Income tax expense	(113)	(69)
Income from continuing operations	269	173
Loss from discontinued operations, net of income taxes	(3)	—
Net income	266	173
Less: net income attributable to noncontrolling interests	(1)	(1)
Net income attributable to Tyco Electronics Ltd.	$265	$172

Amounts attributable to Tyco Electronics Ltd.:
Income from continuing operations	$268	$172
Loss from discontinued operations	(3)	—
Net income	$265	$172

Basic earnings per share attributable to Tyco Electronics Ltd.:
Income from continuing operations	$0.60	$0.37
Loss from discontinued operations	—	—
Net income	$0.60	$0.37

Diluted earnings (loss) per share attributable to Tyco Electronics Ltd.:
Income from continuing operations	$0.60	$0.37
Loss from discontinued operations	(0.01)	—
Net income	$0.59	$0.37

Cash distributions paid per common share of Tyco Electronics Ltd.	$0.16	$0.16

Weighted-average number of shares outstanding:
Basic	444	459
Diluted	449	462

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 24,	September 24,
	2010	2010
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$1,407	$1,990
Accounts receivable, net of allowance for doubtful accounts of $37 and $44, respectively	2,421	2,259
Inventories	1,836	1,583
Prepaid expenses and other current assets	874	651
Deferred income taxes	250	248
Total current assets	6,788	6,731
Property, plant, and equipment, net	3,075	2,867
Goodwill	3,727	3,211
Intangible assets, net	685	392
Deferred income taxes	2,432	2,447
Receivable from Tyco International Ltd. and Covidien plc	1,140	1,127
Other assets	255	217
Total Assets	$18,102	$16,992

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$660	$106
Accounts payable	1,485	1,386
Accrued and other current liabilities	1,564	1,804
Deferred revenue	159	164
Total current liabilities	3,868	3,460
Long-term debt	2,555	2,307
Long-term pension and postretirement liabilities	1,351	1,280
Deferred income taxes	311	285
Income taxes	2,187	2,152
Other liabilities	484	452
Total Liabilities	10,756	9,936
Commitments and contingencies
Shareholders’ Equity:
Common shares, 468,215,574 shares authorized and issued, CHF 1.55 par value and CHF 1.73 par value, respectively	599	599
Contributed surplus	8,045	8,085
Accumulated deficit	(895)	(1,161)
Treasury shares, at cost, 23,045,424 and 24,845,929 shares, respectively	(650)	(721)
Accumulated other comprehensive income	240	246
Total Tyco Electronics Ltd. shareholders’ equity	7,339	7,048
Noncontrolling interests	7	8
Total Shareholders’ Equity	7,346	7,056
Total Liabilities and Shareholders’ Equity	$18,102	$16,992

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Quarters Ended
	December 24,	December 25,
	2010	2009
	(in millions)
Cash Flows From Operating Activities:
Net income	$266	$173
Loss from discontinued operations, net of income taxes	3	—
Income from continuing operations	269	173
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and other charges, net	—	19
Depreciation and amortization	133	138
Deferred income taxes	105	53
Provision for losses on accounts receivable and inventories	6	(5)
Other	10	12
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	7	(76)
Inventories	(106)	(20)
Inventoried costs on long-term contracts	(1)	(20)
Prepaid expenses and other current assets	43	27
Accounts payable	4	162
Accrued and other current liabilities	(345)	(97)
Deferred revenue	(12)	(28)
Long-term pension and postretirement liabilities	22	(6)
Other	19	(2)
Net cash provided by operating activities	154	330
Cash Flows From Investing Activities:
Capital expenditures	(117)	(76)
Proceeds from sale of property, plant, and equipment	8	2
Proceeds from sale of short-term investments	37	1
Acquisition of business, net of cash acquired	(717)	—
Proceeds from divestiture of business, net of cash retained by business sold	—	12
Other	(4)	(3)
Net cash used in investing activities	(793)	(64)
Cash Flows From Financing Activities:
Net decrease in commercial paper	(100)	—
Proceeds from long-term debt	249	—
Proceeds from exercise of share options	24	1
Repurchase of common shares	(45)	(18)
Payment of cash distributions to shareholders	(71)	(74)
Other	(4)	(2)
Net cash provided by (used in) financing activities	53	(93)
Effect of currency translation on cash	3	1
Net increase (decrease) in cash and cash equivalents	(583)	174
Cash and cash equivalents at beginning of period	1,990	1,521
Cash and cash equivalents at end of period	$1,407	$1,695

Supplemental Cash Flow Information:
Income taxes paid, net of refunds	$8	$16

Reconciliation to Free Cash Flow:
Net cash provided by continuing operating activities	$154	$330
Capital expenditures, net	(109)	(74)
Free cash flow (1)	$45	$256

(1) Free cash flow is a non-GAAP measure.  See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

CONSOLIDATED SEGMENT DATA (UNAUDITED)

	For the Quarters Ended
	December 24,		December 25,
	2010		2009
		($ in millions)
Net Sales:
Transportation Connectivity	$1,311		$1,179
Communications and Industrial Solutions	1,223		1,090
Network Solutions	666		623
Total	$3,200		$2,892

Operating Income:
Transportation Connectivity	$189	14.4%	$99	8.4%
Communications and Industrial Solutions	181	14.8%	115	10.6%
Network Solutions	30	4.5%	55	8.8%
Total	$400	12.5%	$269	9.3%

TYCO ELECTRONICS LTD.

NET SALES GROWTH RECONCILIATION (UNAUDITED)

							Percentage of
	Change in Net Sales for the Quarter Ended December 24, 2010						Segment’s Total
	versus Net Sales for the Quarter Ended December 25, 2009						Net Sales for the
	Organic (1)		Translation (2)	Acquisition (Divestitures)	Total		Quarter Ended December 24, 2010
	($ in millions)
Transportation Connectivity (3):
Automotive	$166	16.1%	$(25)	$(23)	$118	11.4%	88%
Aerospace, Defense, and Marine	16	11.7	(2)	—	14	9.8	12
Total	182	15.5	(27)	(23)	132	11.2	100%
Communications and Industrial Solutions (3):
Industrial	71	23.7	(4)	(1)	66	21.7	30
DataComm	40	19.4	3	—	43	20.3	21
Consumer Devices	6	2.7	3	(4)	5	2.4	17
Appliance	32	19.3	(3)	—	29	17.7	16
Computer	(9)	(7.5)	1	—	(8)	(7.0)	9
Touch Systems	(1)	(0.4)	(1)	—	(2)	(2.3)	7
Total	139	12.8	(1)	(5)	133	12.2	100%
Network Solutions (3):
Energy	23	12.8	(6)	(12)	5	2.5	31
Service Providers	36	33.8	(2)	45	79	69.9	29
Subsea Communications	(60)	(28.6)	3	—	(57)	(28.5)	21
Enterprise Networks	10	9.7	—	6	16	14.5	19
Total	9	1.6	(5)	39	43	6.9	100%
Total	$330	11.4%	$(33)	$11	$308	10.7%

(1) Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.  Organic net sales growth is a non-GAAP measure.  See description of non-GAAP measures contained in this release.

(2) Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3) Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

TYCO ELECTRONICS LTD.

NET SALES GROWTH RECONCILIATION (UNAUDITED)

							Percentage of
	Change in Net Sales for the Quarter Ended December 24, 2010						Segment’s Total
	versus Net Sales for the Quarter Ended September 24, 2010						Net Sales for the
	Organic (1)		Translation (2)	Acquisition (Divestiture)	Total		Quarter Ended December 24, 2010
	($ in millions)
Transportation Connectivity (3):
Automotive	$88	8.5%	$43	$(18)	$113	10.9%	88%
Aerospace, Defense, and Marine	(14)	(7.8)	4	—	(10)	(6.0)	12
Total	74	6.2	47	(18)	103	8.5	100%
Communications and Industrial Solutions (3):
Industrial	(33)	(8.0)	13	—	(20)	(5.1)	30
DataComm	(26)	(9.6)	5	—	(21)	(7.6)	21
Consumer Devices	(8)	(3.7)	6	(6)	(8)	(3.6)	17
Appliance	(9)	(4.7)	5	—	(4)	(2.0)	16
Computer	(10)	(8.8)	(2)	—	(12)	(10.1)	9
Touch Systems	(29)	(25.8)	2	—	(27)	(24.1)	7
Total	(115)	(8.7)	29	(6)	(92)	(7.0)	100%
Network Solutions (3):
Energy	(4)	(1.4)	10	—	6	3.0	31
Service Providers	(5)	(3.7)	5	45	45	30.6	29
Subsea Communications	(3)	(1.9)	—	—	(3)	(2.1)	21
Enterprise Networks	(7)	(5.4)	5	6	4	3.3	19
Total	(19)	(2.9)	20	51	52	8.5	100%
Total	$(60)	(1.9)%	$96	$27	$63	2.0%

(1) Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.  Organic net sales growth is a non-GAAP measure.  See description of non-GAAP measures contained in this release.

(2) Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3) Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Quarter Ended December 24, 2010

(UNAUDITED)

		Adjustments
		Acquisition	Restructuring
		Related	and Other	Adjusted
	U.S. GAAP	Charges (1)	Charges, Net	(Non-GAAP) (2)
	($ in millions, except per share data)
Operating Income:
Transportation Connectivity	$189	$—	$1	$190
Communications and Industrial Solutions	181	—	3	184
Network Solutions	30	59	—	89
Total	$400	$59	$4	$463

Operating Margin	12.5%			14.5%

Other Income, Net	$12	$—	$—	$12

Income Tax Expense	$(113)	$—	$(1)	$(114)

Income from Continuing Operations Attributable to Tyco Electronics Ltd.	$268	$59	$3	$330

Diluted Earnings per Share from Continuing Operations Attributable to Tyco Electronics Ltd.	$0.60	$0.13	$0.01	$0.73

(1) Includes $35 million of restructuring charges, $17 million of ADC acquisition and integration costs, and $7 million of non-cash fair value adjustments to acquired inventories and customer order backlog recorded in cost of sales.

(2) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Quarter Ended December 25, 2009

(UNAUDITED)

		Adjustments
		Restructuring
		and Other	Adjusted
	U.S. GAAP	Charges, Net (1)	(Non-GAAP) (2)
	($ in millions, except per share data)
Operating Income:
Transportation Connectivity	$99	$37	$136
Communications and Industrial Solutions	115	7	122
Network Solutions	55	19	74
Total	$269	$63	$332

Operating Margin	9.3%		11.5%

Other Income, Net	$8	$—	$8

Income Tax Expense	$(69)	$(16)	$(85)

Income from Continuing Operations Attributable to Tyco Electronics Ltd.	$172	$47	$219

Diluted Earnings per Share from Continuing Operations Attributable to Tyco Electronics Ltd.	$0.37	$0.10	$0.47

(1) Includes $66 million recorded in net restructuring and other charges and a $3 million credit recorded in cost of sales.

(2) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Quarter Ended March 26, 2010

(UNAUDITED)

		Adjustments
		Restructuring
		and Other	Tax	Adjusted
	U.S. GAAP	Charges, Net	Items (1)	(Non-GAAP) (2)
	($ in millions, except per share data)
Operating Income:
Transportation Connectivity	$149	$—	$—	$149
Communications and Industrial Solutions	162	12	—	174
Network Solutions	87	—	—	87
Total	$398	$12	$—	$410

Operating Margin	13.5%			13.9%

Other Income, Net	$75	$—	$(64)	$11

Income Tax Expense	$(135)	$(1)	$46	$(90)

Income from Continuing Operations Attributable to Tyco Electronics Ltd.	$304	$11	$(18)	$297

Diluted Earnings per Share from Continuing Operations Attributable to Tyco Electronics Ltd.	$0.66	$0.02	$(0.04)	$0.64

(1) Includes income tax expense related to certain proposed adjustments to prior year tax returns and the related impact to other income pursuant to the Tax Sharing Agreement with Tyco International and Covidien. Also includes an income tax benefit recognized in connection with a reduction in the valuation allowance associated with certain tax loss carryforwards.

(2) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Quarter Ended September 24, 2010

(UNAUDITED)

		Adjustments
		Acquisition	Restructuring
		and Integration	and Other	Tax	Adjusted
	U.S. GAAP	Costs	Charges, Net	Items (1)	(Non-GAAP) (2)
	($ in millions, except per share data)
Operating Income:
Transportation Connectivity	$108	$—	$51	$—	$159
Communications and Industrial Solutions	200	—	2	—	202
Network Solutions	74	8	3	—	85
Total	$382	$8	$56	$—	$446

Operating Margin	12.2%				14.2%

Other Income, Net	$52	$—	$—	$(40)	$12

Income Tax Expense	$(145)	$—	$(13)	$62	$(96)

Income from Continuing Operations Attributable to Tyco Electronics Ltd.	$253	$8	$43	$22	$326

Diluted Earnings per Share from Continuing Operations Attributable to Tyco Electronics Ltd.	$0.56	$0.02	$0.10	$0.05	$0.72

(1) Includes income tax expense related to certain proposed adjustments to prior year tax returns and income tax benefits associated with the settlement of an audit of prior year tax returns as well as the related impact to other income pursuant to the Tax Sharing Agreement with Tyco International and Covidien.

(2) See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

For the Year Ended September 24, 2010

(UNAUDITED)

		Adjustments
		Restructuring
		and Other	Tax	Other Items,	Adjusted
	U.S. GAAP	Charges, Net (1)	Items (2)	Net (3)	(Non-GAAP) (4)
	($ in millions, except per share data)
Operating Income:
Transportation Connectivity	$515	$94	$—	$—	$609
Communications and Industrial Solutions	682	20	—	—	702
Network Solutions	312	20	—	8	340
Pre-separation litigation income	7	—	—	(7)	—
Total	$1,516	$134	$—	$1	$1,651

Operating Margin	12.6%				13.7%

Other Income, Net	$177	$—	$(137)	$—	$40

Income Tax Expense	$(493)	$(30)	$134	$—	$(389)

Income from Continuing Operations Attributable to Tyco Electronics Ltd.	$1,059	$104	$(3)	$1	$1,161

Diluted Earnings per Share from Continuing Operations Attributable to Tyco Electronics Ltd.	$2.32	$0.23	$(0.01)	$—	$2.54

(1) Includes $137 million recorded in net restructuring and other charges and a $3 million credit recorded in cost of sales.

(2) Includes income tax expense related to certain proposed adjustments to prior year tax returns and income tax benefits associated with the settlement of an audit of prior year tax returns as well as the related impact to other income pursuant to the Tax Sharing Agreement with Tyco International and Covidien.  Also includes an income tax benefit recognized in connection with a reduction in the valuation allowance associated with certain tax loss carryforwards.

(3) Consists of $8 million of acquisition and integration costs and $7 million of credits related to pre-separation securities litigation.

(4) See description of non-GAAP measures contained in this release.